Exhibit 23.7

Consent of Qualified Person

I, Marcelo Zangrandi, in connection with Gold Resource Corporation’s Registration Statement on Form S-3 dated May 12, 2023 (the “Form S-3”), consent to:

●	the reference to and incorporation by reference of the technical report summary for the Don David Gold Mine with an effective date of December 31, 2022, in the Form S-3 or any amendment or supplement thereto;
●	the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form S-3 or any amendment or supplement thereto; and
●	the use of information derived, summarized, quoted, or referenced from the technical report summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form S-3 or any amendment or supplement thereto.

I am the qualified person responsible for authoring the following sections of the technical report summary: 1, 6, 7, 8, 9, 11, 21, 22, 23, 24, and 25.

Dated May 12, 2023

By:	/s/AMBA Consultoria do Brasil Ltda.
Name:	AMBA Consultoria do Brasil Ltda.

By:	/s/ Marcelo Zangrandi
Name:	Marcelo Zangrandi, AIG Member.
Title:	B.Geologist